Exhibit 5.1

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

October 4, 2013

OCI Resources LP

Five Concourse Parkway

Suite 2500

Atlanta, Georgia 30328

Re:          OCI Resource Partners LLC 2013 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to OCI Resources LP, a Delaware limited partnership (the “Partnership”), and OCI Resource Partners LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 956,000 common units representing limited partner interests in the Partnership (the “Common Units”) which may be issued by the Partnership pursuant to the OCI Resource Partners LLC 2013 Long-Term Incentive Plan, adopted by the Board of Directors of the General Partner on July 25, 2013 (the “Plan”).

This opinion is being furnished to the Partnership in accordance with the requirements of Item 8 of Form S-8 under the Securities Act, and no opinion is expressed herein as to any matter other than the legality of the Common Units to be issued pursuant to the Plan (the “Units”).

In rendering the opinion expressed below, we have examined and relied on such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Partnership and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(1)           the Registration Statement;

(2)           the Plan;

(3)           the Certificate of Limited Partnership (the “Certificate of Limited Partnership”) and the First Amended and Restated Agreement of Limited Partnership of the Partnership, which are filed as Exhibits 3.1 and 4.1, respectively, to the Registration Statement; and

(4)           resolutions of the board of directors of the General Partner relating to, among other things, the authorization and issuance of the Units.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Partnership.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies.  In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Partnership).

In rendering the opinion expressed below, we have assumed that prior to the issuance of any of the Units, there will exist under the Certificate of Limited Partnership the requisite number of authorized but unissued Units.  In addition, we have assumed that (i) option grants or unit awards under the Plan will have been duly authorized and issued by the Partnership in accordance with the terms of the Plan and any relevant agreements thereunder and in accordance with the Certificate of Limited Partnership and applicable Delaware law, (ii) the resolutions authorizing the Partnership to issue the Units in accordance with the terms and conditions of the Plan will remain in effect and unchanged at all times during which the Units are issued by the Partnership and (iii) the Registration Statement, and any amendments thereto, at the time of issuance of the Units, will continue to be effective under the Securities Act.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Registration Statement has become effective under the Securities Act, and (ii) the Units have been issued and delivered in accordance with the terms of the Plan and any relevant agreements thereunder, the Units will be duly authorized and validly issued, and recipients of the Units will have no obligation under the Delaware LP Act, the Partnership’s governing documents or any resolution or other action taken under the Partnership’s governing documents to make further payments for the Units or contributions to the Partnership solely by reason of their ownership of the Units or their status as limited partners of the Partnership and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

The opinion expressed herein is limited to the Delaware LP Act and judicial interpretations thereof.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP